As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Athlon Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2549833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

420 Throckmorton Street, Suite 1200 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Athlon Energy Inc. 2013 Incentive Award Plan

(Full title of the plan)

Robert C. Reeves

420 Throckmorton Street, Suite 1200
Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 984-8200

(Telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler
Divakar Gupta
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.01 per share	8,400,000	$27.19	(2)	$228,396,000	(2)	$31,153.21

(1)         In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share, of Athlon Energy Inc. (“Common Stock”) which become issuable under the Athlon Energy Inc. 2013 Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Athlon Energy Inc.’s (the “Registrant”) outstanding Common Stock.

(2)         The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 19, 2013, because the price at which the awards to be granted in the future may be exercised is not currently determinable.

EXPLANATORY NOTE

Athlon Energy Inc. (the “Registrant”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) issuable pursuant to the Athlon Energy Inc. 2013 Incentive Award Plan (the “Plan”).  This Registration Statement is being filed in order to register shares of Common Stock which may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of this Form S-8 to Plan participants as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  The Registrant does not need to file these documents with the Commission either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                                 The Registrant’s prospectus filed with the Commission on August 5, 2013 pursuant to Rule 424(b)(4), under the Securities Act, relating to its registration statement on Form S-1, as amended (File No. 333-189109).

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-36026) filed with the Commission on August 14, 2013.

(c)                                  The Registrant’s Current Reports on Form 8-K (File No. 001-36026) filed with the Commission on August 15, 2013 and August 20, 2013 (in each case to the extent filed and not furnished).

(d)                                 The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36026) filed with the Commission on July 25, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.  Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Common Stock being offered by this prospectus will be passed upon for the Registrant by Latham & Watkins LLP, Houston, Texas. As of the date of this registration statement, certain attorneys in the firm who have rendered, and will continue to render, legal services to the Registrant, own shares of the Registrant’s Common Stock representing less than one percent of the shares of the Registrant’s Common Stock outstanding immediately prior to the filing of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-36026), filed with the Commission on August 14, 2013, and incorporated herein by reference, provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

The Registrant’s Amended and Restated Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

In addition, the Registrant entered into agreements to indemnify its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of such indemnification agreements is filed as Exhibit 10.12 to the Registrant’s registration statement on Form S-1/A (File No. 333-189109), filed with the Commission on June 27, 2013, and incorporated herein by reference.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

4.1*

Amended and Restated Certificate of Incorporation of Athlon Energy Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-36026), filed with the Commission on August 14, 2013).

4.2*

Amended and Restated Bylaws of Athlon Energy Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-36026), filed with the Commission on August 14, 2013).

4.3	Athlon Energy Inc. 2013 Incentive Award Plan.

4.4*

Indenture, dated April 17, 2013, between Athlon Holdings LP and Athlon Finance Corp., as Issuers, and Wells Fargo Bank, National Association, as Trustee, relating to the Issuers’ 7 3/8% Senior Notes due 2021 (including form of Note) (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form S-1 (File No. 333-189109), filed with the Commission on June 5, 2013).

4.5*

Supplemental Indenture, dated August 14, 2013, among Athlon Energy Inc., Athlon Holdings LP, Athlon Finance Corp. and Wells Fargo Bank, National Association, as Trustee, with respect to the indenture, dated as of April 17, 2013, relating to Athlon Holdings LP and Athlon Finance Corp.’s 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K (File No. 001-36026), filed with the Commission on August 20, 2013).

4.6*

Registration Rights Agreement among Athlon Holdings LP, Athlon Finance Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated April 17, 2013 relating to the 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.3 to the Registrant’s registration statement on Form S-1 (File No. 333-189109), filed with the Commission on June 5, 2013).

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of UHY LLP.

23.3	Consent of Cawley, Gillespie & Associates, Inc.

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

* Incorporated herein by reference as indicated.

Item 9.  Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on August 20, 2013.

Athlon Energy Inc.

By:	/s/ Robert C. Reeves
Robert C. Reeves
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Reeves and William B. D. Butler, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Reeves	President, Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2013
Robert C. Reeves

/s/ William B. D. Butler	Vice President–Chief Financial Officer (Principal Financial Officer)	August 20, 2013
William B. D. Butler

/s/ John C. Souders	Vice President–Controller (Principal Accounting Officer)	August 20, 2013
John C. Souders

/s/ Gregory A. Beard	Director	August 20, 2013
Gregory A. Beard

/s/ Sam Oh	Director	August 20, 2013
Sam Oh

/s/ Rakesh Wilson	Director	August 20, 2013
Rakesh Wilson

/s/ Ted A. Gardner	Director	August 20, 2013
Ted A. Gardner

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*

Amended and Restated Certificate of Incorporation of Athlon Energy Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-36026), filed with the Commission on August 14, 2013).

4.2*

Amended and Restated Bylaws of Athlon Energy Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (File No. 001-36026), filed with the Commission on August 14, 2013).

4.3	Athlon Energy Inc. 2013 Incentive Award Plan.

4.4*

Indenture, dated April 17, 2013, between Athlon Holdings LP and Athlon Finance Corp., as Issuers, and Wells Fargo Bank, National Association, as Trustee, relating to the Issuers’ 7 3/8% Senior Notes due 2021 (including form of Note) (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form S-1 (File No. 333-189109), filed with the Commission on June 5, 2013).

4.5*

Supplemental Indenture, dated August 14, 2013, among Athlon Energy Inc., Athlon Holdings LP, Athlon Finance Corp. and Wells Fargo Bank, National Association, as Trustee, with respect to the indenture, dated as of April 17, 2013, relating to Athlon Holdings LP and Athlon Finance Corp.’s 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K (File No. 001-36026), filed with the Commission on August 20, 2013).

4.6*

Registration Rights Agreement among Athlon Holdings LP, Athlon Finance Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated April 17, 2013 relating to the 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.3 to the Registrant’s registration statement on Form S-1 (File No. 333-189109), filed with the Commission on June 5, 2013).

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of UHY LLP.

23.3	Consent of Cawley, Gillespie & Associates, Inc.

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

* Incorporated herein by reference as indicated.